Exhibit 10.85
SEPARATION AND RELEASE AGREEMENT
     THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into on December 29, 2009, by and between Jonathan Fels (the “Employee”) and Avatar Properties Inc., a Florida corporation (the “Company”).
WITNESSETH:
     WHEREAS, the Employee has been employed by the Company to serve as the President of the Company pursuant to an Amended and Restated Employment Agreement made as of December 22, 2008 (the “Employment Agreement”); and
     WHEREAS, the Company and the Employee have agreed that Employee shall no longer hold any position with the Company as an executive officer and employee effective as of the end of business on December 31, 2009, and will receive compensation pursuant to the terms and conditions contained herein;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
     1. TERMINATION OF EMPLOYMENT. Employee and the Company agree that the Employee’s employment with the Company shall be terminated by mutual agreement of both parties effective as of the end of business on December 31, 2009 (the “Resignation Date”).
     2. RESIGNATION. The Employee agrees to resign (i) from his position as the President of the Company and (ii) from any other positions that he holds with the Company or any other affiliated company (each an “Affiliated Company”) of the Company, effective as of the Resignation Date. The Employee acknowledges and agrees that after the Resignation Date he will not have the authority to represent or bind the Company, or any Affiliated Company, as an officer or employee.
     3. TERMINATION OF EMPLOYMENT AGREEMENT AND OTHER ITEMS.
          3.1 Employee acknowledges and agrees that this Agreement shall terminate the Employment Agreement, except as described herein, and this Agreement sets forth all of the compensation payable to him effective as of the date of this Agreement.
          3.2 The Employee acknowledges and agrees that the Company has paid him all wages and any other compensation that is payable to him under the Employment Agreement including, but not limited to, all salary payments, bonuses, incentive compensation, reimbursement for the business expenses and vacation pay, to which he is entitled under the Employment Agreement or otherwise in connection with his employment with the Company. The Employee further acknowledges that, except as described in this Agreement, his eligibility to participate in any of the Company’s benefit programs including, but not limited to, participation in employee benefits plans, such as 401(k), savings, pension, shared and deferred compensation plans and health insurance benefits, such as medical, dental, hospitalization, disability, life insurance and other plans offered to the Company’s executives, will be terminated as of the Resignation Date as a result of the termination of the Employment Agreement.
          3.3 The Company and Employee acknowledge and agree that Employee will continue to have until March 13, 2013, to exercise the 60,000 options to purchase common stock (the “Common Stock”) of Avatar Holdings Inc. (“Avatar”) at a price of $25.00 per share that have been granted to Employee pursuant to the Non-Qualified Stock Option Agreement dated March 13, 2003.
          3.4 The Company agrees that the 47,708 shares of Common Stock issued to Employee, which are subject to the Amended and Restated Restricted Stock Unit Agreement dated December 22, 2008, are fully vested. These shares shall be delivered to Employee as promptly as practicable after the date of this Agreement. Employee agrees not to sell, pledge, gift, transfer or hypothecate or enter into any agreement to sell, pledge, gift, transfer or hypothecate any such shares prior to December 31, 2010.
          3.5 The Company and the Employee acknowledge the termination of the Employment Agreement as of the Resignation Date, except for the covenants and obligations set forth in Section 4 of the Employment Agreement, which by its terms survives the termination of the Employment Agreement and are incorporated herein by reference. The Employee acknowledges and agrees that he will comply with the obligations and covenants set forth in Section 4 of the Employment Agreement for the applicable time periods set forth in the Employment Agreement.
          3.6 In exchange for $1.00 and other good and valuable consideration, the Company hereby transfers, without representation or warranty, all of the Company’s or any Affiliated Companies’, right, title and interest in and to the “Brookman-Fels” name, and all common law rights thereto.
          3.7 It is understood that Employee either directly or indirectly through one or more entities with respect to which he may be involved in any manner (an “Employee Entity”) may engage in the development, construction, purchase and sale of real estate in areas not subject to Section 4 of the Employment Agreement. If prior to January 1, 2011 Employee or any Employee Entity seeks to invest by means of equity or debt in any real estate investment of (a) more than ten (10) developed or undeveloped residential units or (b) an investment of more than $5,000,000 in the aggregate, then Employee shall send a right of first refusal notice (a “Right of First Refusal Notice”) to the Company by email, overnight courier or regular mail to Gerald Kelfer with copy to Michael Levy at the following addresses: Gerry Kelfer, 201 Alhambra Circle, 12th Floor, Coral Gables, Florida 33134 or Maria_Zaret@avatarholdings.com with a copy to Michael Levy, 201 Alhambra Circle, 12th Floor, Coral Gables, Florida 33134 or Michael_Levy@avatarholdings.com.
          3.8 Any Right of First Refusal Notice shall state (a) the purpose of the investment, (b) the amount and nature of such investment, and (c) the timing of such investment. If the Company desires to make such investment, the Company shall respond to Employee within thirty (30) days of receipt by the Right of First Refusal Notice and the parties thereafter will negotiate a joint venture arrangement respecting such investment. If the Company does not respond within such period or affirmatively declines to make such investment, Employee shall be entitled to make such investment on the terms set forth in the Right of First Refusal Notice without any participation by the Company.
          3.9 Employee agrees, upon reasonable request by the Company, to provide consulting services to the Company at no charge for up to twenty (20) hours in any calendar month during calendar year 2010. In the event the Company desires Employee to perform more than twenty (20) hours of consulting services in any calendar month, Employee and the Company shall negotiate in good faith the compensation for such arrangement. Whenever Employee is performing consulting services for the Company, he shall be reimbursed for his direct out-of-pocket expenses in accordance with standard Company policy. In the event that the Employee does provide any consulting services to the Company under this Agreement, Employee shall not be an employee of the Company and shall at all times be self-employed or the employee of an Employee Entity.
     4. PAYMENT AND BENEFITS.
          4.1 Payment. In consideration of the covenants set forth herein, the Company agrees to pay the Employee, not later than December 31, 2009, an amount equal to 50% of the cash compensation otherwise payable to him for calendar year 2010 in the amount of $450,000 pursuant to the Amended and Restated Employment Agreement, dated as of December 22, 2008, between the Company and Employee, which is hereby terminated. This compensation payable to the Employee hereunder is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll and any other amounts required by law to be withheld.
          4.2 Benefits. The Company will provide the Employee with information regarding any benefits which may be converted to individual coverage and/or coverage which includes his spouse in accordance with Consolidated Omnibus Budget Reconciliation Act (“COBRA”) regulations. Employee acknowledges and agrees that he will not be entitled to any perquisites, benefits or other compensation whatsoever after the Resignation Date, except as described in this Agreement.
     5. WAIVER AND RELEASE IN FAVOR OF COMPANY.
          5.1 Waiver and Release by Employee. For good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Employee, including the payments to the Employee as described in Section 4, Employee hereby agrees that his separation of employment from the Company was not due in any way to age or any other type of discrimination or any wrongful act of the Company, and Employee and his Releasors, as hereinafter defined, do hereby voluntarily and fully release and forever discharge the Company, together with its past and current predecessors, successors, shareholders, officers, directors, employees, attorneys, trustees, insurers, representatives, contractors, representatives, related organizations and affiliates (collectively, the “Released Parties”), jointly and individually, from any and all claims, demands, debts, causes of action, claims for relief, and damages, of whatever kind or nature, known or unknown, developed or undeveloped, which Employee had, now has or may hereinafter have from the beginning of the world to the date hereof including, without limitation, all claims and all rights which the Employee may have under Title VII of the Civil

Rights Act of 1964; the Equal Employment Opportunity Act of 1972; the Civil Rights Act of 1991; the Age Discrimination and Employment Act of 1967; the Employee Retirement Security Act 42 U.S.C. § 1981; the Older Workers’ Benefit Protection Act; the Americans with Disabilities Act; the Family Medical Leave Act of 1993; the Equal Pay Act; the Fair Labor Standards Act; and any and all other federal and state statutes which regulate employment; and the laws of contracts, tort and other subjects but excluding any claims not waivable by law.
          5.2 Releasors. For purposes of paragraph 5, “Releasors” shall mean, collectively, the spouse of the Employee and the Employee’s dependents, heirs, executors administrators and assigns, past and present and each of them and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, successors, assigns and all persons acting by, through, under or in connection with them, past and present. Execution of this Agreement and payment of the payments specified in paragraph 4 of this Agreement does not constitute an admission by any Released Party of any violation of any civil rights or other employment discrimination statute, or any other legal statute, provision, regulation, ordinance, order or action under common law. Rather, this Agreement expresses the intention of the parties to resolve all possible issues and other claims related to or arising out of Employee’s employment by the Company without the time and expense of litigation.
          5.3 Directors and Officer Insurance. The Company currently has in place directors and officers insurance that covers those persons that are currently officers of the Company as well as those persons who were formerly officers of the Company. Notwithstanding the foregoing release, the Company agrees that so long as the Company is maintaining directors and officers insurance covering past officers, such insurance shall also cover Employee for his actions as an officer of the Company subject to the limitations applicable to all present and prior officers contained in such policies.
     6. WAIVER AND RELEASE IN FAVOR OF EMPLOYEE. For good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Company, including the early termination of the Employment Agreement, the Company does hereby voluntarily and fully release and forever discharge the Employee from any and all claims, demands, debts, causes of action, claims for relief, and damages, of whatever kind or nature, known or unknown, developed or undeveloped, which Company had, now has or may hereinafter have from the beginning of the world to the date hereof, excluding any claims not waivable by law or arising from the Employee’s gross negligence, criminal or other intentional wrongful acts (e.g., fraud) to the detriment of the Company. Notwithstanding the foregoing, Employee agrees to assist the Company (without any cost to Employee) in defending any claim against the Company or the Employee related to his status as an employee including, without limitation, helping with any investigation or appearing as a witness in any litigation involving the Company.
     7. GOVERNING LAW. The law of the State of Florida shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties. This Agreement constitutes the entire agreement and understanding between the Employee and the Company regarding the Employee’s resignation from employment with the Company. Any agreement to amend or modify the terms and conditions of this Agreement must be in writing and executed by the parties hereto. This Agreement may be specifically enforced in judicial proceedings and may be used as evidence in a subsequent proceeding in which a breach is alleged.

     8. CONFIDENTIALITY. The Employee agrees that he will keep confidential all information regarding the Company, its business operations and this Agreement including, but not limited to, information about pricing, customers, current and former employees and will not disclose such information to anyone unless such information is (i) published and becomes public knowledge (other than through or by the Employee on his behalf), (ii) required by legal process in formal legal proceeding, or (iii) is necessary to report income to the appropriate taxing authorities. The provisions of this paragraph are in addition to, and not in lieu of, any other obligations of confidentiality entered into by the Employee and the Company.
     9. NON-DISPARAGEMENT. (a) The Employee agrees that he will not directly or indirectly, individually or in concert with others for a period of five years from the date of this Agreement, (i) disparage, interfere with or attempt to interfere with, the reputation, goodwill, services or business of the Company or any of the Affiliated Companies and/or the stockholders, directors, officers, employees, agents or representatives of the Company or any Affiliated Companies or (ii) engage in any conduct, take any actions or make any statements (oral or written) to the public, future employers, customers, vendors, the investment community, the media, current, former or future employees or the Company or any Affiliated Company, or any other third party whatsoever that is calculated to have, or reasonably likely or possibly having, the effect of undermining, disparaging or otherwise reflecting negatively or could reasonably be considered to undermine, disparage or reflect negatively, on the Company or the Affiliated Companies or the reputation, goodwill, services and business of the Company or the Affiliated Companies.
          (b) The Company agrees that it will not directly or indirectly, individually or in concert with others for a period of five years from the date of this Agreement, (i) disparage, interfere with or attempt to interfere with, the reputation, goodwill, services or business of the Employee or (ii) engage in any conduct, take any actions or make any statements (oral or written) to the public, future employers, customers, vendors, the investment community, the media, current, former or future employees or the Company or any Affiliated Company, or any other third party whatsoever that is calculated to have, or reasonably likely or possibly having, the effect of undermining, disparaging or otherwise reflecting negatively or could reasonably be considered to undermine, disparage or reflect negatively, on the Employee or the reputation, goodwill, services and business of the Employee.
     10. KNOWING AND VOLUNTARY SETTLEMENT. IN EXECUTING THIS AGREEMENT, EMPLOYEE HEREBY REPRESENTS THAT HE HAS BEEN AFFORDED A REASONABLE OPPORTUNITY TO CONSIDER THIS AGREEMENT; THAT HE HAS COMPLETELY AND CAREFULLY READ THIS AGREEMENT; THAT HE HAS BEEN ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY OF HIS OWN CHOICE PRIOR TO EXECUTING THIS AGREEMENT, AND RELIED ON THE LEGAL ADVICE OF HIS ATTORNEY; THAT HE HAD THE OPPORTUNITY TO HAVE AN ATTORNEY EXPLAIN TO HIM THE TERMS OF THIS AGREEMENT; THAT HE KNOWS AND UNDERSTANDS THE CONTENTS OF THIS AGREEMENT; THAT THE TERMS OF THIS AGREEMENT ARE SATISFACTORY TO AND FULLY UNDERSTOOD AND VOLUNTARILY ACCEPTED BY HIM.
     11. EFFECT OF AGREEMENT AND INTERPRETATION. The Company and Employee intend this Agreement to be legally binding upon and inure to the benefit of each of them and their respective heirs, administrators, executors, successors and assigns. The language of this Agreement shall be construed as a whole, according to its fair meaning and intent and not strictly for or against any party hereto, regardless of who drafted or was principally responsible for drafting this Agreement. The recitals contained at the beginning of this Agreement are expressly made a part of this Agreement. Headings are for convenience only and should not be used in interpreting this Agreement.
     12. SEVERABILITY AND JURY WAIVER. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect. The Company and the Employee each knowingly, intentionally, and irrevocably waive any and all rights to a jury trial for any litigation or legal proceeding in any way relating to or arising out of this Agreement or the Employment Agreement.
     13. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but a complete set of which taken together shall constitute one and the same instrument.
     15. ATTORNEYS’ FEES. In the event that either party hereto commences litigation against the other to enforce such party’s rights hereunder, the prevailing party shall be entitled to recover all costs, expenses and fees, including reasonable attorneys’ fees (including in-house counsel), paralegals’ fees, and legal assistants’ fees through all appeals.
     16. NEUTRAL CONSTRUCTION. Each party to this Agreement was represented by counsel, or had the opportunity to consult with counsel. No party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.
     IN WITNESS WHEREOF, the aforesaid parties have hereunto set their hands and seals as of the day below written.

AVATAR PROPERTIES INC.
By:	/s/ Gerald D. Kelfer
	Name:	Gerald D. Kelfer
	Title:	Chairman of the Board

By:	/s/ Jonathan Fels
Jonathan Fels